Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES RESULTS FOR SECOND QUARTER OF 2016

- Net Revenues Increase 13.4%, Reflecting Completion of the Bronco Billy's Acquisition

- Bronco Billy's Acquisition Further Diversifies Company's Cash Flows

- Company Successfully Amended and Restated Its Credit Facilities,
Extending Its Maturity Dates Through At Least May 2019

Las Vegas – August 15, 2016 – Full House Resorts, Inc. (NASDAQ: FLL) today announced results for the second quarter and year-to-date period ended June 30, 2016.

On a consolidated basis, net revenues in the second quarter of 2016 increased 13.4% to $34.8 million, up from $30.7 million in the prior-year period. Adjusted EBITDA rose to $3.4 million in the 2016 second quarter, a 15.6% increase from $2.9 million in the second quarter of 2015. These results reflect 49 days of operating results at Bronco Billy's Casino and Hotel, which the Company acquired on May 13, 2016.

Net loss for the second quarter of 2016 was $2.4 million, or a loss of $0.13 per common share, compared to a net loss of $427,000, or a loss of $0.02 per common share, in the prior-year period. The increase in net loss was primarily due to the following items in the 2016 period: acquisition costs to complete the Company's purchase of Bronco Billy's; debt modification costs related to the Company's amended and restated credit facilities; and an increase in interest expense, as the Company financed its acquisition of Bronco Billy's through a $35 million increase in the size of its credit facilities. Despite the net loss, we produced significant cash flow from operating activities in both periods, as the Company has depreciation and other non-cash charges that are fairly large relative to our Company's size.

"The second quarter was an exciting period for our Company," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "First, we successfully amended, restated, and augmented our first and second lien credit facilities. Our new first lien credit facility matures in May 2019, and we have begun efforts to extend that maturity date even further into the future. By extending the maturity date of our first lien facility, we will also extend the maturity date of our second lien facility. The second lien credit facility matures six months after the first lien facility's maturity date or in May 2022, whichever occurs sooner. In addition to extending our maturity dates, we lowered the interest rate on the second lien credit facility by 75 basis points.

"Additionally," continued Mr. Lee, "we completed our purchase of Bronco Billy's in Cripple Creek, Colorado, using our second lien facility. That property performed very strongly in the second quarter, and continues to perform well thus far in the third quarter. Bronco Billy's has historically been a very stable asset, and we welcome the additional diversity it brings to our Company.

"Our other properties were adversely affected by lower hold percentages, especially Grand Lodge and the Silver Slipper," concluded Mr. Lee. "Additionally, regarding the Silver Slipper in particular, we have seen an increase in promotional activity throughout the Gulf Coast gaming market. We reacted to this in early July with marketing changes that we believe will be beneficial from both a competitive and a financial point of view. At all of our properties, we have identified targeted growth projects that we believe will continue to drive growth for our Company and deliver value for our shareholders."

Second Quarter 2016 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose modestly in the second quarter of 2016 to $14.5 million from $14.4 million in the prior-year quarter. This was despite a table games hold percentage in this year's second quarter of 16.7%, versus 18.7% in the prior-year period and a 17.4% average over the past three years. Adjusted Property EBITDA declined to $2.4 million in the second quarter of 2016 from $2.7 million in the prior-year period. Results in the 2016 period were affected by that adverse hold in the quarter, as well as by heightened competition and promotional activities in the Gulf Coast region. Hotel occupancy improved throughout the quarter, rising to 93% in June 2016. The Company continues to analyze ways to improve its midweek business in both the hotel and the casino.

•
At the Rising Star Casino Resort, net revenues improved to $12.1 million in the 2016 second quarter from $11.8 million in the second quarter of 2015. Adjusted Property EBITDA of $432,000 in this year's second quarter compares to $592,000 in the second quarter of 2015, reflecting promotional activities that did not yield the expected benefits in the recent quarter.

•
On July 13, 2016, we received a conditional use permit from the Boone County Board of Adjustment for a ferry landing on land that the Company owns in Rabbit Hash, Kentucky. We intend to operate a 10-vehicle ferry boat to significantly shorten the distance for customers traveling from Kentucky to Rising Star, located across the river. Commencement of ferry boat operations remains subject to additional approvals, including from the Army Corps of Engineers and the U.S. Coast Guard.

•
As discussed below, the Company acquired the assets and certain liabilities of Bronco Billy's Casino and Hotel on May 13, 2016. From the acquisition date through the end of the second quarter, Bronco Billy's had net revenues of $3.6 million and Adjusted Property EBITDA of $1.1 million. Its Adjusted Property EBITDA margin of 30.4% for the stub period is higher than the Company expects over the longer-term due to a graduated gaming tax structure in Colorado, which has lower gaming tax rates for lower revenue levels. Full House Resorts, as a new gaming licensee in the state, was taxed at these lower revenue levels from May 13 through June 30. On July 1, all gaming license holders in the state reset to the lower revenue levels due to the start of a new fiscal year for the State of Colorado.

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. The Grand Lodge Casino was also adversely impacted by a table games hold percentage that was 12.1% in the recent quarter, versus 18.0% in the prior-year period and a three-year average of 15.8%. Stockman's Casino continued to benefit from casino layout and other physical improvements made in late 2015. Combined, Northern Nevada net revenues rose 2.3% to $4.7 million from $4.6 million in the 2015 second quarter. Adjusted Property EBITDA for the Northern Nevada segment was $624,000 in the second quarter of 2016 and $679,000 in the 2015 period.

•
The Company has been working with its landlord, the Hyatt organization, and the well-known design firm of TAL Studios on a planned $5.0 million renovation of the Grand Lodge Casino over the coming year, $1.5 million of which will be funded by Full House Resorts. The renovation is being carefully planned for the off-season between mid-March and mid-June 2017 and will be implemented without closing the casino. Additionally, the Company has developed plans for the redesign of the main entrances and significant parking access improvements at Stockman's Casino. We expect to begin construction at Stockman's in the third quarter and complete the construction near the end of 2016. For both projects, the Company expects minimal construction disruption.

•
On May 13, 2016, the Company completed its purchase of the assets and certain liabilities of Bronco Billy's Casino and Hotel in Cripple Creek, Colorado for $31.1 million, inclusive of an estimate for working capital. Targeting the approximately 700,000 people in the Colorado Springs metropolitan area, Bronco Billy's has approximately 803 slot and video poker machines, 13 table games, a 24-room hotel, a steakhouse, four casual dining outlets, and an outdoor amphitheater. It also controls adjacent land where the Company could eventually build a significantly larger hotel.

•
On May 13, 2016, concurrent with its acquisition of Bronco Billy's, the Company successfully amended and restated its first and second lien credit facilities. The new first lien credit facility matures in May 2019, and the new second lien credit facility matures six months after the first lien facility's maturity date or in May 2022, whichever occurs sooner. In addition to extending the maturity dates, the interest rate on the second lien facility was reduced from 14.25% to 13.5%.

•
In connection with the amended and restated second lien credit facility, the Company issued warrants to its second lien lenders representing 5% of the outstanding common equity of the Company, as determined on a fully-diluted basis. The warrants have an exercise price of $1.67 (the volume-weighted average trading price of the Company's common stock during a 60-day period bracketing the completion of the financing) and expire May 13, 2026. The warrants also provide the second lien lenders with certain redemption rights, pre-emptive rights to maintain their 5% ownership interest in the Company, piggyback registration rights, and mandatory registration rights after two years. The Company valued the warrants as of the closing date, May 13, 2016, and will continue to value the warrants at the end of every quarterly period. On June 30, 2016, due to the increase in the Company's stock price, the fair value of the warrants increased by $0.2 million. This change in fair value was reflected as part of "Other" non-operating expense on the consolidated statements of operations.

•
The Company incurred approximately $485,000 of project development, acquisition, and other expenses during the second quarter of 2016. This amount primarily consists of costs related to the Company's acquisition of Bronco Billy's Casino and Hotel.

Liquidity and Capital Resources
As of June 30, 2016, the Company had $20.6 million in cash and $100.0 million in outstanding principal for its first and second lien debt. Of the Company’s $2.0 million revolving credit facility, none was drawn at June 30, 2016. Net debt as of June 30, 2016 was $79.4 million.

Conference Call Information
The Company will host a conference call for investors today, August 15, 2016, at 10:00 a.m. PT (1:00 p.m. ET) to discuss its 2016 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 695-0612 or, for international callers, (719) 457-2659.

A replay of the conference call will be available shortly after the conclusion of the call through August 29, 2016. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (877) 870-5176 or, for international callers, (858) 384-5517 and using the passcode 4729240.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations, additional changes to our credit facilities, and our construction time lines and disruption expectations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the increase in Full House's indebtedness due to the acquisition of Bronco Billy’s, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports

Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financial Measures
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, board and executive transition costs, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. "Adjusted Property EBITDA margin" is Adjusted Property EBITDA divided by net revenues for such property. Although Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Casino	$31,307	$27,442	$60,437	$53,797
Food and beverage	6,926	6,313	13,154	12,162
Hotel	2,161	1,537	4,126	2,816
Other operations	1,105	1,045	1,845	1,682
Gross revenues	41,499	36,337	79,562	70,457
Less promotional allowances	(6,652)	(5,611)	(12,708)	(10,647)
Net revenues	34,847	30,726	66,854	59,810
Operating costs and expenses
Casino	16,074	14,237	30,759	27,969
Food and beverage	2,308	2,250	4,274	4,350
Hotel	268	238	471	430
Other operations	459	382	762	650
Selling, general and administrative	12,502	10,419	23,842	21,193
Project development and acquisition costs	485	123	772	164
Depreciation and amortization	1,899	2,030	3,591	4,022
	33,995	29,679	64,471	58,778
Operating income	852	1,047	2,383	1,032
Other expense, net
Interest expense, net of capitalized interest	(2,230)	(1,523)	(3,992)	(3,047)
Debt modification costs	(601)	—	(601)	—
Adjustment to fair value of warrants and other	(241)	—	(241)	12
	(3,072)	(1,523)	(4,834)	(3,035)
Loss before income taxes	(2,220)	(476)	(2,451)	(2,003)
Provision (benefit) for income taxes	180	(49)	280	179
Net loss	$(2,400)	$(427)	$(2,731)	$(2,182)
Basic and diluted loss per share	$(0.13)	$(0.02)	$(0.14)	$(0.12)
Basic and diluted weighted average number of common shares outstanding	18,997	18,934	18,983	18,906

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income and Net Loss
(In Thousands, Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Revenues
Silver Slipper Casino and Hotel	$14,494	$14,350	$29,339	$28,074
Rising Star Casino Resort	12,053	11,766	24,299	22,881
Bronco Billy's Casino and Hotel	3,584	—	3,584	—
Northern Nevada Casinos	4,716	4,610	9,632	8,855
	$34,847	$30,726	$66,854	$59,810

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,369	$2,665	$5,030	$5,362
Rising Star Casino Resort	432	592	1,733	797
Bronco Billy's Casino and Hotel	1,088	—	1,088	—
Northern Nevada Casinos	624	679	1,390	1,042
Corporate	(1,113)	(995)	(2,275)	(2,121)
	3,400	2,941	6,966	5,080

Depreciation and amortization	(1,899)	(2,030)	(3,591)	(4,022)
Write-offs, recoveries and asset disposals	—	450	—	366
Pre-opening	—	(75)	—	(113)
Project development and acquisition costs	(485)	(48)	(772)	(51)
Stock compensation	(164)	(191)	(220)	(228)
Operating income	852	1,047	2,383	1,032
Non-operating expense, net
Interest expense, net of capitalized interest	(2,230)	(1,523)	(3,992)	(3,047)
Debt modification costs	(601)	—	(601)	—
Adjustment to fair value of warrants and other	(241)	—	(241)	12
	(3,072)	(1,523)	(4,834)	(3,035)
Loss before income taxes	(2,220)	(476)	(2,451)	(2,003)
Provision (benefit) for income taxes	180	(49)	280	179
Net loss	$(2,400)	$(427)	$(2,731)	$(2,182)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com